UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2008 (February 22, 2008)
PEERLESS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21287	95-3732595

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Rosecrans Avenue

El Segundo, California (Address of principal executive offices)		90245 (Zip Code)
(310) 536-0908
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Asset Purchase Agreement
     On February 22, 2008, Peerless Systems Corporation (the “Company”), Peerless Document Management Corporation, a wholly owned subsidiary of the Company (“Buyer Subsidiary,” and together with the Company, the “Buyer”), Prism Software Corporation (“Prism”) and certain stockholders of Prism entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”).
     The following description of the Asset Purchase Agreement (and the exhibits thereto), does not purport to be complete and is qualified in its entirety by reference to the copy of the Asset Purchase Agreement (and the exhibits thereto) which is filed as Exhibit 2.1 to this Report and is incorporated herein by this reference.
     Under the Asset Purchase Agreement, the Buyer will purchase from Prism all assets in connection with Prism’s business, except for certain Excluded Assets (as defined in the Asset Purchase Agreement) (the “Purchased Assets”), free and clear of all Encumbrances (as defined in the Asset Purchase Agreement), and will assume certain Assumed Liabilities (as defined in the Asset Purchase Agreement).
     On the closing date, the Buyer will pay Prism $1.75 million in cash (subject to adjustment as provided in the Asset Purchase Agreement) and will deposit into escrow either (a) 526,000 shares of Company common stock, if the closing price of Company common stock is $2.85 or less on the day before the closing date or (b) a lesser number of shares determined by dividing $1,499,100 by the closing price of Company common stock on the day before the closing date, if such closing price is $2.85 or more. The Company common stock will be held in escrow to satisfy any potential indemnity claims until the later of (a) one year following the closing date or (b) the date the business acquired from Prism first achieves cumulative net income in excess of $275,000. If the business does not achieve net income of $275,000 within the first three years following closing, the stock held in escrow will be returned to the Company. If at the close of escrow the stock held in escrow is worth less than $1,499,100, net of indemnity claims, based on the 30-day volume weighted average price prior to release, the Buyer will pay the difference to Prism in cash. The Buyer also has the option to close the escrow and release the shares to Prism at any time during the escrow period.
     The Asset Purchase Agreement also contains an earnout provision, under which Prism may receive an additional payment (in cash, stock or any combination thereof, at the Buyer’s option) based on the total net income of the business acquired from Prism over the first three years following closing. Eligibility for earnout payments will be triggered if the total net income of the business for such three-year period equals or exceeds $4,337,000. In general, and subject to certain adjustments, the earnout payment will be equal to the total net income for the three-year period multiplied by a number between 1.0 and 3.0 (the “Multiplier”), minus the value of the consideration received by Prism on the closing date and at the close of escrow. The Multiplier is 1.0 for net income of $4,337,000 and 3.0 for net income at or above $8,674,000 and increases on a sliding scale for net income between those amounts.

     The Asset Purchase Agreement contains customary representations and warranties. The representations and warranties have been made solely for the benefit of the parties to the Asset Purchase Agreement and should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosure schedules, (ii) are subject to the materiality standards set forth in the Asset Purchase Agreement, which may differ from what may be considered to be material by investors, and (iii) were made only as of the date of the Asset Purchase Agreement or such other date as specified in the Asset Purchase Agreement.
     The Asset Purchase Agreement provides for the Buyer to be indemnified by Prism, subject to certain exceptions and limitations, for losses resulting from the breach of the representations, warranties and covenants of Prism, any liability other than Assumed Liabilities (as defined in the Asset Purchase Agreement) and certain tax liabilities. The Asset Purchase Agreement also provides for Prism to be indemnified by the Buyer, subject to certain exceptions and limitations, for losses resulting from the breach of the representations, warranties and covenants of the Buyer and for any losses arising from the Assumed Liabilities. The obligations of the parties to the Asset Purchase Agreement to complete the purchase and sale of the Purchased Assets is subject to certain closing conditions, such as payoff of certain loans, releases of liens on the Purchased Assets, third-party customer and supplier consents, and other customary conditions.
     On February 27, 2008, the Company issued a press release announcing the execution of the Asset Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description

2.1	Asset Purchase Agreement dated as of February 22, 2008, by and among the Company, Prism Software Corporation, Peerless Document Management Corporation and Certain Stockholders of Prism Software Corporation.

99.1	Press release dated February 27, 2008 entitled: “Peerless Systems Signs Definitive Agreement to Acquire Prism Software Corporation.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEERLESS SYSTEMS CORPORATION

Date: February 27, 2008	By	/s/ Richard L. Roll

Richard L. Roll
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement dated as of February 22, 2008, by and among the Company, Prism Software Corporation, Peerless Document Management Corporation and Certain Stockholders of Prism Software Corporation.

99.1	Press release dated February 27, 2008 entitled: “Peerless Systems Signs Definitive Agreement to Acquire Prism Software Corporation.”